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                                                                 Exhibit 4.08(d)
                               FNC HOLDINGS INC.
                              NOTICE OF REDEMPTION
           WITH RESPECT TO 8% CONVERTIBLE SUBORDINATED NOTES DUE 2002

                             CUSIP NO. 370-064-AL1*

                                                               February 26, 1998

To: Holders of 8% Convertible Subordinated Notes
     Due 2002 of FNC Holdings Inc. (formerly
     General Host Corporation)

Dear Noteholder:

     As you may be aware, on February 18, 1998, General Host Corporation changed its name to FNC Holdings Inc. (the "Company"). Pursuant to Section
4.05 of the Indenture dated as of February 28, 1992 (as supplemented to date, the "Indenture"; capitalized terms not defined herein are used herein as therein defined), between the Company and United States Trust Company of New York, as trustee (the "Trustee"), with respect to the Company's 8% Convertible Subordinated Notes Due 2002 (the "Convertible Notes"), the Company is hereby giving notice that, pursuant to Article Four of the Indenture, the Convertible Notes will be redeemed (the "Redemption") by the Company on March 30, 1998 (the "Redemption Date"). The Redemption has been approved by the Company's Board of Directors in accordance with the terms of the Indenture.

           Holders of Convertible Notes should note the following:

      1.   The Redemption Date will be Monday, March 30, 1998.

      2. The redemption price will be $1,020.00 for each $1,000 of principal amount of Convertible Notes redeemed (the "Redemption Price"), which price includes a 2% redemption premium pursuant to the Indenture, plus interest accrued thereon to the Redemption Date (calculated on the basis of a 360-day year of twelve 30-day months, in accordance with Section 3.10 of the Indenture). The amount of accrued interest at the Redemption Date will be $10.00 per $1,000.00 of principal amount of Convertible Notes redeemed.

      3. On the Redemption Date, the Redemption Price and such accrued interest will become due and payable upon all Convertible Notes, and interest thereon will cease to accrue on and after that date (unless the foregoing amounts are not paid to the paying agent on such Redemption Date as provided in the Indenture).

      4. The Convertible Notes are currently convertible into cash at the rate of $644.431 per $1,000 principal amount converted. The right to convert the principal of the Convertible Notes will terminate on the Redemption Date.

      5. Convertible Notes must be surrendered in order to receive payment of the Redemption Price and accrued interest, or for conversion, accompanied by appropriate documentation, to Bankers Trust Company, Corporate Trust & Agency Group, as registrar, conversion agent and paying agent (the "Agent"), at one of the following locations:

                                                                        By Courier or
            By Hand:                        By Mail:                 Overnight Delivery:
---------------------------------  ---------------------------  ------------------------------
      Bankers Trust Company        BT Services Tennessee, Inc.       BT Services Tennessee, Inc.
 Corporate Trust & Agency Group    Corporate Trust & Agency        Corporate Trust & Agency Group
     Securities Payment Unit                Group                     Securities Payment Unit
123 Washington Street - 1st Floor   Securities Payment Unit           648 Grassmere Park Road
    New York, New York 10006          P.O. Box 292737                Nashville, Tennessee 37211
                                     Nashville, Tennessee
                                        37229-2737

                        DO NOT SEND NOTES TO THE COMPANY



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     If you have any questions regarding the foregoing, please contact the
Agent, Bankers Trust Company, Corporate Trust & Agency Group, at 4 Albany Street, New York, New York 10006, (800) 735-7777. Copies of the Indenture have been publicly filed by the Company with the Securities and Exchange Commission and may be obtained from the Commission or by contacting the Trustee, United States Trust Company of New York, at 114 West 47th Street, New York, New
York 10036, (212) 852-1663.

                                               Very truly yours,



                                               J. Theodore Everingham
                                               Vice President and Secretary





* The CUSIP number is included solely for the convenience of holders of Convertible Notes. Neither the Company nor the Trustee is responsible for the selection or use of the CUSIP number, nor is any representation made as to its correctness on the Convertible Notes or any redemption notice.